Exhibit 4.8

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

BEAR STEARNS CAPITAL TRUST III

THIS Certificate of Amendment to Certificate of Trust of Bear Stearns Capital Trust III (the “Trust”) is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust which was filed on November 4, 1998 (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust is Bear Stearns Capital Trust III.

2. Amendment of Trust. The name and business address of the trustee of the Trust in the State of Delaware changed from Chase Bank USA, National Association, c/o JP Morgan Chase, 500 Stanton Christiana Road, OPS4 / 3rd Floor, Newark, DE 19713, Attn: Institutional Trust Services to BNYM (Delaware), White Clay Center, Route 273, Newark, DE 19714.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, a trustee of the Trust, has executed this Certificate of Amendment in accordance with Section 3811 of the Act.

BNYM (DELAWARE), not in its individual capacity but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President